UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Argan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Church Street

Suite 201

Rockville, MD  20850

301-315-0027

fax 301-315-0064

www.arganinc.com

May 3, 2019

To Our Stockholders:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders to be held on Thursday, June 20, 2019, at 11:00 a.m., local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

As allowed by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet again this year. As expressed in prior years, we believe that this delivery method expedites the receipt of proxy materials by stockholders, lowers the costs of the annual meeting and also helps to conserve natural resources by significantly reducing the amount of paper used to print proxy materials. On or about May 10, 2019, we will provide our stockholders with a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions for accessing our 2019 Proxy Statement and 2019 Annual Report and for voting online. The Notice also includes instructions for requesting printed paper copies of the proxy materials, including the notice of annual meeting, the proxy statement, the annual report and the proxy card, should you consider it necessary to obtain hard copies.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you requested or received a printed paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and return the proxy card by mail in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice and the proxy card.

As described in the accompanying 2019 Proxy Statement, our Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, our stockholders. Thank you for your continued support of Argan, Inc., and I look forward to seeing you on June 20th.

Very truly yours,

Rainer H. Bosselmann
Chief Executive Officer

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Notice of
Annual Meeting of Stockholders
to Be Held on Thursday, June 20, 2019

Our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 20, 2019 at 11:00 a.m., local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850, for the following purposes:

1.              To elect nine directors to our Board of Directors, each to serve until our 2020 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.              To hold a non-binding advisory vote on our executive compensation (the “say-on-pay” vote);

3.              To approve a non-binding proposal regarding the frequency of the stockholder vote on our executive compensation (the “say-on-frequency” vote);

4.              To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2020; and

5.              To transact any other business that may properly come before the 2019 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on May 1, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet, telephone or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

David H. Watson
Corporate Secretary

Rockville, Maryland

May 3, 2019

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Proxy Statement

May 3, 2019

The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 20, 2019, at 11:00 a.m., local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850. This proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying proxy card are being made available to stockholders of record on May 1, 2019 on or about May 10, 2019. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 (the “Annual Report”) accompanies the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following four matters, and to transact any other business that may properly arise.

1.              The election of nine directors to our Board, each to serve until our 2020 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.              The non-binding advisory approval of our executive compensation (the “say-on-pay” vote);

3.              The non-binding proposal to approve the frequency of the stockholder vote on executive compensation (the “say-on-frequency” vote); and

4.              The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2020.

If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; “FOR” Proposals No. 2 and No. 4; “FOR” a one-year frequency for the stockholder vote identified in Proposal No. 3; and otherwise in the discretion of the proxy holders as to any other matter that may be properly brought before the Annual Meeting.

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders primarily via the Internet, rather than by mailing printed copies of these materials to each stockholder. We believe that this electronic delivery method expedites the delivery of proxy materials, lowers the costs of the Annual Meeting and conserves paper.

On or about May 10, 2019, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice includes instructions for stockholders to follow in accessing and reviewing the proxy materials on the Internet, including the Proxy Statement and Annual Report, and for accessing an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions for stockholders to follow for requesting paper copies of the proxy materials. Even if you receive a Notice by mail, you will not receive printed copies of the proxy materials unless you request that they be mailed to you. If you receive a Notice by mail and would like to obtain printed copies of our proxy materials, please follow the corresponding instructions for requesting them that are included in the Notice. If the shares you own are held in “street name” by a banking or brokerage firm, that firm should provide you with a Notice. Please follow the instructions on that Notice to access our proxy materials and to vote online, or to request paper copies of our proxy materials. If you receive our proxy materials in paper form, the materials should include a voting card that you should use to instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of common stock of Argan, Inc. (the “Common Stock”) that the stockholder owns as of May 1, 2019 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m. EDT) on May 1, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  Stockholders of record will be entitled to one vote for each share of Common Stock held. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.

Outstanding Shares

At the close of business on the Record Date, May 1, 2019, there were 15,633,302 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $48.11 per share.

List of Stockholders

A list of the Company’s registered stockholders as of the Record Date will be available for inspection at the Company’s corporate headquarters, located at One Church Street, Suite 201, Rockville, Maryland 20850, during normal business hours during the ten-day period immediately prior to the Annual Meeting.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the outstanding shares of Common Stock on the Record Date that are owed by stockholders in attendance at the Annual Meeting or that are represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may indicate on their proxy cards that they wish to abstain from voting, including broker firms holding customer shares of record that cause abstentions to be recorded. Shares represented by the abstaining parties will be considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in determining the outcome of any of the proposals.

If a beneficial owner of shares that are held by a broker does not provide a proxy to his/her broker with voting selections, the broker has authority under rules of the NYSE to vote such shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. If brokers vote shares that are not voted by their beneficial owner customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals, as well as for the purpose of establishing a quorum as explained in the previous paragraph. Brokers cannot vote such shares on behalf of their customers on “non-routine” proposals.

“Broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on behalf of beneficial owners on “non-routine” proposals without appropriate voting instructions and discretionary authority. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved non-routine matters.

The rules of the NYSE do not grant discretionary authority to brokers to vote on the election of directors or on any proposal to approve the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted in these matters. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters. Please follow the guidance set forth in the Notice provided by your bank or broker for instructing them on how to vote your shares.

The effects of broker non-votes and abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) on the counting of votes for each proposal are described below.

Voting Rights; Required Vote

Holders of Common Stock are entitled to one vote for each share held as of the Record Date. The votes required to approve each proposal are as follows:

•                  Election of Directors.  Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors which is considered a “non-routine” matter. Abstentions and broker non-votes will not be counted in determining the number of votes that any director receives.

•                  The Say-on-Pay and Say-on-Frequency Votes. These matters are considered “non-routine.” As such, approval of the say-on-pay and say-on-frequency proposals require the affirmative votes by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy. Broker non-votes as well as abstentions will have the effects of votes against these proposals because approval in each case requires the affirmative vote of the majority of the shares with the right to be voted. Broker non-votes will not be counted in determining the outcome of the votes on these matters.

•                  Ratification of Accountants. Approval of this proposal, which is considered to be “routine,” requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Brokers and banks that do not receive voting instructions from their beneficial owners but that do have discretionary authority to votes such shares, may vote the shares on this matter. Abstentions will have the effect of a vote against this proposal for the same reason as explained in the previous paragraph.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies so received will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.

Our currently serving Named Executive Officers (refer to the “Executive Compensation Discussion and Analysis” section in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 4.9% of the shares of Common Stock issued and outstanding as of May 1, 2019, excluding the number of shares relating to stock options deemed exercisable), “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; in favor of Proposals No. 2 and No. 4; “FOR” a one-year frequency for the stockholder vote identified in Proposal No. 3; and otherwise in their discretion.

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; “FOR” Proposals No. 2 and No. 4; “FOR” a one-year frequency for the stockholder vote identified in Proposal No. 3; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will ask that brokers, custodians, nominees and other record holders of our Common Stock provide a Notice to each person for whom they hold shares, make available or mail copies of the proxy cards and other soliciting materials to each such person and request authority for the exercise of proxies. We may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in providing proxy materials to beneficial owners.

The other expenses of solicitation, including the costs of printing and mailing proxy materials, will be paid by us. We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. We do intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost to us of $18,500 plus out-of-pocket expenses.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if shares owed by a stockholder are held of record by a broker, bank or other nominee and that stockholder wishes to vote in person at the meeting, the stockholder must bring to the Annual Meeting a letter from the holder of record confirming the stockholder’s beneficial ownership of the Common Stock and providing the stockholder with a proxy to vote the shares at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified.  Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

Directors/Nominees

The names of the nominees, their ages as of April 30, 2019, and certain other information about them are set forth below:

Name	Age	Position
Rainer H. Bosselmann	76	Chairman of the Board
Cynthia A. Flanders	64	Director
Peter W. Getsinger	67	Director
William F. Griffin, Jr.	64	Director
John R. Jeffrey, Jr.	65	Director
William F. Leimkuhler	67	Director
W.G. Champion Mitchell	72	Director
James W. Quinn	61	Director
Brian R. Sherras	61	Director

Rainer H. Bosselmann.  Mr. Bosselmann has been a director and Chairman of the Board of Directors since May 2003 and our Chief Executive Officer (our “CEO”) since October 2003. Mr. Bosselmann was a director and Vice Chairman of the Board from January 2003 to May 2003.  Mr. Bosselmann was chairman of the board, chief executive officer and a director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the NYSE, from 1996 through 2002 and president of Arguss from 1997 through 2002. Mr. Bosselmann served as a director of The Roberts Company, formerly a privately owned firm, from 2008 until December 2015 when it was acquired by us.

Mr. Bosselmann’s extensive experience positions him to share his extensive knowledge of the Company with the Board during its deliberations, including its history and development, and to provide critical continuity.  As chief executive officer of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board of Directors and the Company.

Cynthia A. Flanders. Ms. Flanders has been a member of our Board of Directors since April 2009 and was our chief financial officer during the calendar year 2015. During the year ended January 31, 2019, the Board membership of Ms. Flanders was restored to “independent” pursuant to the requirements of the NYSE. Ms. Flanders currently serves as a member of the board of directors of Congressional Bank, a privately-held community bank serving the Washington, D.C. metropolitan area. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank advisory firm that specializes in ESOPs and other ownership transitions. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro-cap clients in the region.

With her long banking career, Ms. Flanders brings to the Board her considerable experience in executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of lending to businesses in the mid-Atlantic region of the United States have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

Peter W. Getsinger. Mr. Getsinger has been a member of our Board of Directors since his appointment in November 2014. Mr. Getsinger founded and retired last year from Nexstar Capital Partners LLC (a SEC registered firm), an alternative investment management firm that is focused on investing in emerging markets with a primary concentration in Latin America, where he was managing partner and chief investment officer. The firm commenced operations in March of 2004, receiving its initial investment capital from the Griswold family, formerly the controlling shareholders of the Alex Brown investment banking firm of Baltimore. In 2005, his firm acquired an ownership interest in Electro Dunas S.A. (“Dunas,” an electricity distributor servicing the southwest of Peru and one of four privatized distribution companies in that country). Mr. Getsinger served as a board member of Dunas until 2016. From 2012 to 2014, he was chairman of its board of directors. Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the United Kingdom, continental Europe, and the Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.

Mr. Getsinger brings a significant amount of business experience to our Board along with deep financial and diverse banking expertise. Because of his experience with Dunas, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services is valuable to us in matters relating to strategic planning and potential overseas expansion.

William F. Griffin, Jr.  Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC (“Gemma”) which was acquired by Argan in December 2006 along with its affiliated companies. Mr. Griffin is a veteran of power plant construction with over 36 years of related experience. He has been Vice Chairman of Gemma since November 2007 and Chief Executive Officer of Gemma since September 2008. From September 2008 to January 2009 and from November 2017 to July 2018, he was also President of Gemma. Under Mr. Griffin’s leadership, Gemma has grown to become one of the nation’s leading provider of engineering, procurement and construction services to the power generation market. The revenues of Gemma represented over half of our consolidated revenues for the year ended January 31, 2019 (“Fiscal 2019”).

Mr. Griffin has significant senior executive experience in the energy-related construction sector. Also, as a member of the senior management of one of our operating companies, Mr. Griffin contributes an in-depth understanding of our business that may not be easily attainable by an outside member of our Board. Based on the extent of his experience, the Board of Directors benefits from Mr. Griffin making important contributions to its decision making regarding our strategic direction, our commitment to certain business development efforts and the identification of future construction project opportunities.

John R. Jeffrey, Jr.  Mr. Jeffrey has been a member of our Board of Directors since June 2017. During Mr. Jeffrey’s 40 years of experience at Deloitte & Touche LLP (“Deloitte”), including 30 years as a partner, he served as lead client service partner, audit partner and advisory partner to several of Deloitte’s largest clients including public companies. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese Services Group from 2003 to 2015. Mr. Jeffrey was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010.

Mr. Jeffrey provides our Board with significant expertise in the areas of accounting and financial reporting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with a leading public accounting firm. Mr. Jeffrey also brings a valuable perspective to our Board specifically related to businesses with long-term construction projects. Accordingly, he is well-qualified to be the chairman of the Board’s Audit Committee. He also brings to the Board viable experience with operational and governance issues faced by complex organizations including extensive international expertise. Mr. Jeffrey is a certified public accountant with an active license.

William F. Leimkuhler.  Mr. Leimkuhler has been a member of our Board of Directors since June 2007. Since November 2017, he has served as the chief financial officer of Mutualink, Inc., a privately owned provider of communications interoperability solutions for the public safety, homeland security and enterprise sectors. Mr. Leimkuhler has been the general counsel to Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. He also advises a number of technology-based companies on business, financial and legal matters. From 1994 through 1999, he held various positions with Allen & Company LLC (“Allen”), a New York investment banking firm, initially serving as the firm’s general counsel. In 2012, Mr. Leimkuhler joined the board of directors of Northern Power Systems Corp. (TSX: NPS), which designs, manufactures and services wind turbines, and was appointed chairman of the board in December 2013. He serves on the compensation committee of this board. Mr. Leimkuhler is also the lead director of U.S. Neurosurgical, Inc. (OTCBB: USNU).

The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board and audit committee member for public companies makes him a valuable member of our Board. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

W.G. Champion Mitchell.  Mr. Mitchell has been a member of our Board of Directors since October 2003.  From January 2003 until March 2008, Mr. Mitchell was chairman of the board and chief executive officer of Network Solutions, Inc. which was engaged in the creation, marketing and management of digital identity and web presence products. Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He is also a member of the board of governors for RTI International, a leading independent, nonprofit research and development organization, and for the University of North Carolina system that controls all state-owned universities and operates the largest hospital system in the state.

Mr. Mitchell possesses business leadership skills which were honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, with substantial insight into management, operational and financial matters, and with knowledge of market conditions and trends.

James W. Quinn.  Mr. Quinn has been a member of our Board of Directors since May 2003.  Mr. Quinn is currently a managing director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and of several charitable organizations.

Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and well-qualified to be the Board’s lead independent director and chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.

Brian R. Sherras.  Mr. Sherras was appointed to our Board of Directors in March 2012. He holds the position of Director - Sales and Business Development for Atlantic Projects Company Ltd. (“APC”), formerly a management-owned limited liability company, that is registered in Ireland and provides construction, engineering and maintenance services worldwide to the power generation sector with a historical focus on the installation of gas and steam turbines for combined cycle natural gas-fired power plants. APC was acquired by us in May 2015. Mr. Sherras is responsible for business development and global sales. Prior to joining APC in 1999, he held a succession of technical and management positions with the Power Systems group of General Electric Company.

The significance of Mr. Sherras’ experience in our industry makes him an important member of our Board of Directors as the Company begins to expand its business worldwide. His wealth of knowledge about the construction of turbine-based power plants and about conducting business in overseas markets are valuable elements in the spectrum of business experience represented by the members of our Board of Directors.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. The nine current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting.

Board of Directors Meetings and Committees

During Fiscal 2019, the Board of Directors met four times and acted once by written unanimous consent. All current Board members, with the exception of Mr. Mitchell, were present for the meetings held during the year or participated by telephone conference. Mr. Mitchell missed one meeting due to a personal medical emergency of a sensitive nature, and one other due to the fact that he and his family were evacuating their home during Hurricane Florence.

Currently, the Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The functions of each of these committees and their members are specified below. The Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee each operate under written charters which were updated and affirmed by the Board in June 2018, in order to meet the requirements of the NYSE Listed Company Manual. These charters, as well as the Board’s Governance Guidelines, are available on our website at www.arganinc.com.

The current members of the four standing committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee
Rainer H. Bosselmann				Chairman
Peter W. Getsinger	Member	Member
John R. Jeffrey, Jr.	Chairman		Member
William F. Leimkuhler	Member	Member
W.G. Champion Mitchell			Chairman	Member
James W. Quinn		Chairman	Member	Member

With the election of the directors at the 2019 Annual Meeting, the Board intends to make a revision to the membership of the Audit Committee by replacing Mr. Leimkuhler with Ms. Flanders and to make a revision to the membership of the Compensation Committee by replacing Mr. Getsinger with Ms. Flanders.  As previously noted, Ms. Flanders was restored to “independent” status pursuant to the requirements of the NYSE during Fiscal 2019.

The Board has determined that the following members of the Board are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Jeffrey, Getsinger, Leimkuhler, Mitchell and Quinn and Ms. Flanders. The non-employee directors meet from time to time in executive session without the other members.

Executive Committee. This committee is authorized to exercise the general powers of the Board of Directors in managing the business and affairs of the Company between meetings. It was not necessary for the Executive Committee to hold any meetings during Fiscal 2019.

Audit Committee. During Fiscal 2019, the Audit Committee met five times in person or by telephone conference. All elected members participated in each one of these meetings. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules.  In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the SEC’s Regulation S-K.

The original written charter of the Audit Committee was adopted in October 2003. As indicated above, the charter was most recently updated and approved by the Board in June 2018. The Audit Committee assists the full Board of Directors in its oversight responsibilities relating to the integrity of our published consolidated financial statements, our financial disclosure controls and our system of internal control over financial reporting. This group considers and approves the selection of, and approves the fee arrangements with, our independent registered public accountants for audit and other nonaudit services.

The Audit Committee meets with members of management and representatives of our independent registered public accounting firm in order to review the overall plan for the annual independent audits including the scope of audit testing and any other factors that may impact the effectiveness of the audits. The Audit Committee discusses with management and the auditors our major financial and operating risks, the steps that management has taken to monitor and manage such exposures, the results of the quarterly reviews and annual audits and any other matters required to be communicated to the Audit Committee pursuant to the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the securities laws or listing standards. At the end of each of the first three quarters and subsequent to year-end, the members of the Audit Committee meet with management and the independent auditors to review the adequacy and accuracy of the information included in the applicable SEC filing, including the disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of each filing.

The responsibilities of the Audit Committee also include requirements to meet with representatives of our internal auditing firm in order to review the scope of its annual audit plan and the results of its testing including the identification of any significant deficiencies or material weaknesses in the system of internal control over financial reporting and the discovery of any fraud regardless of materiality.

In addition, the Audit Committee maintains our procedures covering the receipt, retention and treatment of complaints we receive regarding accounting, internal controls or auditing matters, and the confidential or anonymous submissions by employees expressing concerns regarding questionable accounting or auditing practices.

Compensation Committee. During Fiscal 2019, the members of the Compensation Committee formally met one time by telephone conference. All members participated in this meeting. Meetings are held primarily to evaluate the elements of compensation for our executive officers, and to make decisions regarding the approval of cash bonuses, the granting of options to purchase shares of our Common Stock and the awarding of performance-based restricted stock units. During Fiscal 2018, the members of the Compensation Committee performed comprehensive shareholder outreach efforts. The overall purpose of this outreach was to improve our understanding of the perspectives that our shareholders have with respect to our compensation practices, and to evaluate and to address any concerns or feedback we received. In Fiscal 2019, the members of the Compensation Committee continued their shareholder engagement, as described further in the “Executive Compensation Discussion and Analysis” section below.

The committee members considered the performance of our Company for Fiscal 2019, and reviewed the individual performance and achievements of each Named Executive Officer during the year. The committee members agreed that the executives performed well in most areas of our business during the year, especially the management of the operations of our wholly-owned subsidiary, Gemma.

The members of the Compensation Committee reviewed and certified the calculations performed pursuant to the performance criteria established in Mr. Griffin’s employment agreement which resulted in the payment of cash incentive compensation of $4,000,000 to Mr. Griffin despite the performance criteria not being fully achieved for Fiscal 2019 (see additional discussion regarding this decision below). The performance reviews by the committee for Fiscal 2019 also resulted in the payment of cash bonuses to Mr. Bosselmann, our CEO, and Mr. David H. Watson, our Chief Financial Officer (our “CFO”), in the amounts of $225,000 and $200,000, respectively. The committee also recommended the awards to Mr. Bosselmann and Mr. Watson of nonqualified options to purchase 40,000 shares and 32,000 shares of our Common Stock, respectively, and performance-based restricted stock units covering 10,000 and 8,000 targeted numbers of shares, respectively.  These actions were ratified by the independent members of the Board and are discussed further in the “Executive Compensation Discussion and Analysis” section below.

The written charter for the Compensation Committee, which was originally adopted in April 2004, was most recently reviewed and affirmed in June 2018. This committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the committee to develop and approve, periodically, a general compensation plan and salary structure for our executive officers that also considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board the compensation (salary, bonus and other compensation) of our CEO, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, and to review and approve perquisites offered to our Named Executive Officers. See the “Executive Compensation Discussion and Analysis” section below for the identification of the Named Executive Officers. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our Named Executive Officers.

The members of the Compensation Committee are independent directors under the applicable rules of the NYSE. No current member of the Compensation Committee has ever been an officer or employee of the Company. The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Argan, Inc. 2011 Stock Plan (the “Stock Plan”), in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers. The Compensation Committee also reviews the management succession program for the CEO and selected other executive officers.

Nominating/Corporate Governance Committee. The initial written charter of the committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004, and was most recently reviewed and affirmed in June 2018. During Fiscal 2019, the members of this committee met formally one time by telephone conference. All members participated in this meeting.

Pursuant to its expanded duties and responsibilities, this committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with procedures established by it. This committee has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be chosen by the Board of Directors to fill any vacancies on the Board that may arise.

In its evaluations, the Nominating/Corporate Governance Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process. Such selection criteria include the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to attend regularly and to participate meaningfully in meetings of the Board of Directors and its committees; (iv) nominees should have the willingness and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole. The Board of Directors believes that its membership should include individuals representing a diverse range of experience that gives the Board both depth and breadth in the mix of its skills. To that end, the Board endeavors to include in its overall composition a variety of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, this committee and the full Board consider the qualifications of directors and director nominees individually and also in the broader context of the Board’s overall composition and the Company’s current and future needs.

We will consider nominees for the Board who are recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating/Corporate Governance Committee will review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board. Nominations must be delivered to this committee’s attention at our headquarters address.

Board Leadership and Risk Oversight

Mr. Bosselmann, our CEO, also currently serves as the Chairman of our Board of Directors. Mr. Griffin and Mr. Sherras are also members of management. Six of the nine members of the Board, or Messrs. Getsinger, Jeffrey, Leimkuhler, Mitchell, Quinn and Ms. Flanders, are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the NYSE as set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our CEO serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

The Board periodically reviews the structure of the Board. Our bylaws currently provide that the Company’s CEO shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and the membership of its Audit, Compensation and Nominating/Corporate Governance Committees.

All of the members of these three committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, corporate governance guidelines, policies and practices, the director nomination process, our corporate finance strategies and initiatives, and the integrity of our consolidated financial statements and internal control over financial reporting.

Mr. Quinn has been designated by the Board as the lead independent director. As the primary liaison between the Chairman of the Board and the independent directors, his documented duties and responsibilities include (1) approving Board meeting schedules and agendas; (2) approving the type of information provided to the directors in connection with each meeting of the Board; (3) presiding over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (4) providing feedback to the Chairman of the Board on issues considered at such meetings; (5) calling meetings of the independent directors when deemed necessary and appropriate; and (6) performing such other duties as the Board from time to time may determine.

One of the Board’s key responsibilities is the oversight of our assessment and management of risks that may adversely impact the Company. The standing Audit, Compensation and Nominating/Corporate Governance Committees address risks in their respective areas of oversight. Consequently, the Board monitors the design and effectiveness of our system of internal controls over financial reporting, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures, including the risk that our sensitive and confidential data may not be adequately protected from unauthorized access, and the steps our management has taken to monitor and control these exposures, including guidelines and policies for the processes by which risk assessment, risk management and the structuring of our insurance programs are undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements. It overseas the performance of management’s assessments of our system of internal control over financial reporting and of the audits conducted by the independent registered public accountants of our consolidated financial statements and our internal controls over financial reporting. The Compensation Committee overseas the administration of our stock plans, and reviews and recommends the salaries and bonuses paid to the Named Executive Officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The independent directors of the full Board approve the salary and bonus amounts paid to Named Executive Officers and approve all stock option and other stock awards. Senior management reports on enterprise risk issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

The entire Board and the committees receive reports on areas of material risk not only from senior management, but from our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors.  When one of the committees receives any such report, the chairman of the committee reports to the full Board of Directors at the next Board meeting.  This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board of Directors adopted a set of governance guidelines which provide a framework within which the Board conducts its business. The guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. These governance guidelines are available on our website at www.arganinc.com.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual fee of $20,000, plus $300 for each formal Board or committee meeting attended. Members of the Audit Committee receive an additional annual fee of $5,000. Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or the meeting of any committee thereof.  Directors are also eligible for the award of options to purchase shares of our Common Stock. The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2019:

Name	Fees	Stock Option Awards (1)	All Other Compensation	Total Compensation
Cynthia A. Flanders	$21,200	$91,700	$—	$112,900
Peter W. Getsinger	28,300	91,700	—	120,000
John R. Jeffrey, Jr.	28,000	91,700	—	119,700
William F. Leimkuhler	28,300	91,700	—	120,000
W.G. Champion Mitchell	20,900	91,700	—	112,600
James W. Quinn	22,400	91,700	—	114,100

(1)         Amounts represent the aggregate award date fair value reflecting the assumptions discussed in Note 12, Stock-Based Compensation, of our consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2

APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement. This description is contained in the Executive Compensation section of this Proxy Statement which is included below, including the compensation tables and the narrative compensation disclosures included therein. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This vote represents our seventh advisory say-on-pay vote. Last year, the stockholders approved our executive compensation with 93% of the vote in favor of our program.

Subsequent to the annual meeting of stockholders held in 2013 and based on the results of voting by the stockholders, the Board of Directors determined that we will hold an advisory vote on executive compensation every year.  Because this is an advisory vote, it will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers. However, our Compensation Committee does intend to consider the outcome of the vote when determining future executive compensation arrangements.  As we did in 2013, we also are asking our stockholders this year to vote on the frequency of the advisory vote on executive compensation as discussed below in Proposal No. 3.

Our executive compensation program was meaningfully modified, largely during  the two-year period leading up to last year’s annual meeting, as part of an effort by the Compensation Committee to ensure the stability of our core management team through a challenging business environment. Concurrently we provided incentives to drive profitable growth and to deliver value to our stockholders. However, we were disappointed when our proposal seeking approval of the executive compensation program at the 2017 Annual Meeting failed to receive majority support from our stockholders, as this vote represented a decline in support for our program from the prior year. Following up on this failure to obtain support, the Compensation Committee commenced a comprehensive shareholder outreach initiative during Fiscal 2018. The purpose was to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and to address any concerns or reactions we received. Based on this feedback, we increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards and committed to a policy prohibiting the future negotiation of single-trigger change-in-control provisions.

These changes led to enhancements of the disclosures regarding executive compensation which were introduced last year and which are reflected in the discussion of our executive compensation included in our Proxy Statement for the current year. During Fiscal 2019, the members of the Compensation Committee continued to engage in meaningful contacts with certain stockholders, as described further in the “Executive Compensation Discussion and Analysis” section below.

We feel it is important to add that three years ago the Board of Directors adopted several policies with the intention of improving accountability and further encouraging an alignment of stockholder and executive officer interests. These policies, which are also described in further detail below in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for Named Executive Officers and non-employee members of our Board, a clawback policy, a no pledging policy and an anti-hedging policy.

Also, in an effort to increase compensation transparency for our stockholders and to improve our overall income tax efficiency at that time, we developed specific performance metrics for use in the determination of the amount of non-equity incentive compensation earned each year by Mr. Griffin. We used the metrics to confirm the amount of such compensation earned by Mr. Griffin for Fiscal 2018 and Fiscal 2017 (see below for a discussion of the non-equity incentive plan compensation earned by and the discretionary bonus awarded to Mr. Griffin for Fiscal 2019). The incentive compensation plan was approved by the stockholders at the 2016 Annual Meeting.

In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section below, including the compensation tables and the narrative disclosures regarding our executive compensation program that are included therein.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF

THE SAY-ON-PAY PROPOSAL

PROPOSAL NO. 3

DETERMINATION OF THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION (THE “SAY-ON-FREQUENCY” PROPOSAL)

Section 14A of the Exchange Act requires us to seek, at least once every six years, a non-binding advisory stockholder vote regarding the frequency of future advisory votes on executive compensation, similar to Proposal No. 2 above. The final vote will not be binding on us and is advisory in nature. The proxy card gives you four choices for voting on this proposal. You can indicate whether you believe an advisory vote on executive compensation should be conducted every three years, two years, every year, or you may abstain from voting.

Our Board of Directors recommends that stockholders vote, on an advisory basis, on executive compensation every year, because the members believe that our executive compensation program, as discussed in “Executive Compensation” below, has historically been consistent with or more conservative than our peers, is aligned with our long-term performance, and has minimal exposure to over-payment for under-performance. Additionally, holding a say-on-pay vote every year will allow our stockholders to provide us with direct input on our compensation plan and practices on an ongoing basis, enabling us to take regular feedback into consideration as part of our compensation review process.

THE BOARD RECOMMENDS THE CHOICE THAT FUTURE STOCKHOLDER ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION BE CONDUCTED “EVERY YEAR”

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audits of our consolidated financial statements and our system of internal control over financial reporting for our fiscal year ending January 31, 2020. Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since May 2006. A representative of Grant Thornton is expected to be present at the meeting and to be available to respond to appropriate questions. Although Grant Thornton has indicated that no statement will be made, the firm will be provided the opportunity for a statement.

Audit Firm Independence

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and it evaluates the selection of them each year. In addition, in order to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on their most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee of the Board of Directors has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The Audit Committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the Audit Committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. For Fiscal 2019 and Fiscal 2018, the Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants.

Fees

The following table below presents the approximate amounts of fees billed to us by Grant Thornton for professional services rendered during and related to the fiscal years ended January 31, 2019 and 2018.

	2019	2018
Audit Fees	$1,030,000	$1,066,000
Audit-Related Fees	—	—
Tax Fees	44,000	—
All Other Fees	—	—
Total Fees	$1,074,000	$1,066,000

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements, for statutory audits of the separate financial statements of foreign subsidiaries, for reviews of quarterly condensed consolidated financial statements and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton that were related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during the years ended January 31, 2019 and 2018.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and development credits, research and planning. No such fees were incurred during the year ended January 31, 2018.

All Other Fees. This category includes fees for other miscellaneous items. No such fees were incurred during the years ended January 31, 2019 and 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board operates pursuant to a written charter which was updated in June 2018. A copy can be found at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board has also made the determination that at least one member of the committee is a “financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.

The responsibilities of the Audit Committee are set forth in its charter. This committee is responsible for the appointment and supervision of our independent registered public accountants; the approval of the arranged fees for services; the evaluation of the firm’s qualifications and independence; the approval of all audit and non-audit services provided by them; and the review of our consolidated financial statements with our management and them. The Company’s independent registered public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews our accounting policies, internal control procedures, material related party transactions and our systems security (including cybersecurity), and compliance activities. Its members also review the Charter of the Audit Committee. The following is a report on the Audit Committee’s activities for Fiscal 2019.

Audit of Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed unaudited consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2018, and the Company’s audited consolidated financial statements as of January 31, 2019 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accounting firm. During the year, our independent accountants also made a presentation to the Audit Committee that outlined their audit timeline and planned procedures based on their assessments of the significant financial statement and fraud risks. The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2019 and for the year then ended expressed an unqualified opinion thereon. The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2019 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2019.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the PCAOB. The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any independence matters brought to the attention of the Audit Committee. The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Jeffrey, Jr. (Chairman, Audit Committee)

Peter W. Getsinger (Member, Audit Committee)

William F. Leimkuhler (Member, Audit Committee)

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2019 by each director; each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”); all directors and executive officers as a group; and each person who, to our knowledge, owns beneficially more than 5% of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Shares Beneficially	Beneficial Ownership
Name and Address	Owned (1)	Percentage (1)
Rainer H. Bosselmann (2)	502,411	3.19%
William F. Griffin, Jr. (3)	296,150	1.90%
James W. Quinn (4)	102,903	*
William F. Leimkuhler (5)	75,333	*
David H. Watson (6)	72,700	*
W.G. Champion Mitchell (7)	70,833	*
Brian R. Sherras (8)	62,965	*
Cynthia A. Flanders (9)	55,333	*
Peter W. Getsinger (10)	31,733	*
John R. Jeffrey, Jr. (11)	19,333	*
Officers and Directors, as a group (11 persons) (12)	1,309,694	8.13%
Dimensional Fund Advisors, LP (13)	1,291,980	8.30%
Wellington Management Group (14)	1,192,071	7.65%
BlackRock, Inc. (15)	1,073,628	6.89%
John W. Blackburn (16)	817,106	5.25%

*                    Less than 1%.

(1)              Each applicable percentage of ownership is based on 15,573,869 shares of Common Stock outstanding as of January 31, 2019, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2019 are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.

(2)              Includes 325,170 shares owned by Mr. Bosselmann and 2,241 shares owned by Mr. Bosselmann and his wife, as joint tenants. Also includes options to purchase 175,000 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.

(3)              Includes 286,150 shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust. Also includes options to purchase 10,000 shares of Common Stock which are fully vested.

(4)              Includes options to purchase 43,333 shares of Common Stock held by Mr. Quinn which are fully vested.  Does not include 275,019 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.

(5)              Includes options to purchase 53,333 shares of Common Stock which are fully vested.

(6)              Includes options to purchase 70,000 shares of Common Stock which are fully vested.

(7)              Includes options to purchase 63,333 shares of Common Stock which are fully vested.

(8)              Includes options to purchase 35,000 shares of Common Stock which are fully vested.

(9)              Includes options to purchase 40,333 shares of Common Stock which are fully vested.

(10)       Includes options to purchase 20,333 shares of Common Stock which are fully vested.

(11)       Includes options to purchase 13,333 shares of Common Stock which are fully vested.

(12)       Includes options to purchase 543,998 shares of Common Stock held by the executive officers and members of our Board of Directors which are considered to be fully vested.

(13)       Based upon Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimension”) which reports aggregate beneficial ownership of 1,291,980 shares of Common Stock. Dimension reports that it has sole dispositive power for all of these shares of Common Stock, but sole voting power with respect to 1,238,054 shares of Common Stock. The address for Dimension is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(14)       Based upon Schedule 13G filed with the SEC on February 12, 2019 by Wellington Management Group LLP (“Wellington”) and affiliated firms, which reports aggregate beneficial ownership of 1,192,071 shares of Common Stock. Wellington reports that it has shared dispositive power with respect to all of these shares of Common Stock and shared voting power with respect to 1,084,605 shares of Common Stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(15)       Based upon Amendment No. 2 to Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc. and subsidiaries (“BlackRock”), which reports aggregate beneficial ownership of 1,073,628 shares of Common Stock over which it has sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 1,037,495 shares of Common Stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(16)       Based upon a Schedule 13G filed jointly with the SEC on June 3, 2010 by Prairie Fire Capital, LLC (“PFC”), a Delaware limited liability company; Ptolemy Capital, LLC (“PC”), a Delaware limited liability company; Westwind Investors, LP (“WI”), a Delaware limited partnership; the Stone Family Foundation, a Delaware not-for-profit corporation; and John W. Blackburn (together the “Reporting Persons”). The filing reports 817,106 shares of Common Stock beneficially owned by Mr. Blackburn, a manager of PFC, PC and WI, who has sole voting and dispositive powers with respect to the shares. The address for the Reporting Persons is 917 Tahoe Boulevard, Suite 200, Incline Village, Nevada 89451.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement provides an overview and analysis of our executive compensation program. Last year, the Compensation Committee undertook a comprehensive shareholder outreach effort resulting in a number of meaningful modifications to the Company’s executive compensation program which are reflected in the discussion of our program for the current year below. In Fiscal 2019, the members of the Compensation Committee continued their shareholder engagement and received positive feedback related to the changes undertaken and the overall compensation program. The following discussion describes the Company’s executive compensation-setting process, the program’s compensation principles and objectives, the major elements of compensation paid to executives under the program, other compensation-related policies and the actions that were taken by the Compensation Committee for Fiscal 2019 and beyond.

The Company’s senior executive officers for Fiscal 2019 as identified in this Proxy Statement (our “Named Executive Officers”) were:

•      Rainer H. Bosselmann, Chairman of the Board and Chief Executive Officer;

•      William F. Griffin, Jr., Vice Chairman and Chief Executive Officer of Gemma; and

•      David H. Watson, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.

The written charter of the Compensation Committee was reaffirmed in June 2018. The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is also the responsibility of the Compensation Committee to review the compensation (salary, bonus and other compensation) of our CEO, to review and certify the results of the calculations pursuant to the performance criteria established in Mr. Griffin’s Executive Compensation Plan, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, to review and approve perquisites that may be offered to our Named Executive Officers, and to recommend to the full Board of Directors that it ratify the Committee’s decisions.

The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and separation agreements for our Named Executive Officers.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Stock Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers.  The Compensation Committee is also responsible for the development of management succession plans for our CEO and selected other executive officers.  The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.

Role of the Chief Executive Officer

Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the Chairman of the Compensation Committee to discuss the financial results for the fiscal year just ended, project backlog and an evaluation of the performance of the other Named Executive Officers. This review, including the assessments of the other Compensation Committee members regarding executive performance, may also consider the results of the most recent competitive market positioning review and is used in setting the amount of compensation for the Named Executive Officers. The Compensation Committee also reviews and certifies the calculations of the performance-based results of Mr. Griffin’s Executive Compensation Plan in consultation with our CFO. In addition, the Compensation Committee is solely responsible for evaluating the CEO’s performance and setting the level and elements of his compensation. The CEO is not present when the Compensation Committee discusses and determines his compensation.

Financial Summary

Fiscal 2019 Financial Overview. Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services.  We provide these services through our Gemma Power Systems (“Gemma”) and Atlantic Projects Company (“APC”) subsidiary operations. Argan also owns Southern Maryland Cable (“SMC”), which provides telecommunications infrastructure services, and The Roberts Company (“TRC”), which is a fully integrated fabrication, construction and plant services company.

We reported in previous filings that we expected the revenues of Gemma to decrease significantly in the year ended January 31, 2019 (“Fiscal 2019”) compared to the revenues for the year ended January 31, 2018 (“Fiscal 2018”), which they did. As the construction activity of Gemma on four large natural gas-fired power plants wound down during the year, our consolidated revenues for Fiscal 2019 declined to $482.2 million from $892.8 million for Fiscal 2018 when the construction activity on all of these projects were at peak or near-peak levels. However, we are encouraged by the growth in the revenues of our other operating units (TRC, APC and SMC) which more than doubled in Fiscal 2019 compared to Fiscal 2018. Our gross profit for Fiscal 2019 was $82.4 million compared with $149.3 million for Fiscal 2018, reflecting primarily the reduction in consolidated revenues between periods. Nonetheless, we maintained overall profitability rates as consolidated gross profit and net income attributable to our stockholders, expressed as percentages of consolidated revenues, were 17.1% and 10.8%, respectively, compared with the corresponding percentages for Fiscal 2018 of 16.7% and 8.1%, respectively.

In addition, during Fiscal 2019, GPS entered into three new EPC services contracts to construct state-of-the-art natural gas-fired power plants, having an aggregate power output of approximately 4.0 gigawatts. In addition to the Reidsville Energy Center and the Guernsey Power Station, which are projects with their corresponding contract values reflected in our project backlog as of January 31, 2019, GPS entered into an EPC services contract to construct the Chickahominy Power Station, a 1,600 MW natural gas-fired power plant, in Charles City County, Virginia. We have not yet included the value of this contract in our project backlog.  Our project backlog was approximately $1.1 billion as of January 31, 2019 compared with $0.4 billion as of January 31, 2018.

Other notable accomplishments for Fiscal 2019 included the following: (1) after a lengthy and extensive study, we recorded income tax credit benefits associated with increasing research and development activities in our financial results for Fiscal 2019 in the amount of $16.6 million, and (2) we declared and paid regular quarterly cash dividends of $0.25, for a total of $1.00 during Fiscal 2019.

The graph presented below compares the percentage change in the cumulative total stockholder return on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies where their focus is limited primarily to heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our common stock and in each index at January 31, 2014, and that all dividends were reinvested in additional shares of common stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

	Years Ended January 31,
	2014	2015	2016	2017	2018	2019
Argan, Inc.	100.00	109.47	110.58	275.69	165.43	164.27
S&P 500	100.00	114.22	113.46	136.20	172.17	168.19
Dow Jones US Heavy Civil Construction TSM	100.00	70.28	65.31	93.49	102.39	80.42

This comparison of the price performance of our Common Stock over the last five years versus the performance of the S&P 500 and the performance of the heavy construction company index suggests that our stock price recovered during Fiscal 2019 so that our five-year stock price performance nearly matches the five-year performance of the overall market while the meaningful and favorable excess of our stock price performance over our competitors widened by a factor of two. Subsequent to January 31, 2019, our Common Stock price as of May 1, 2019 rose an additional 14% reflecting, in part we believe, the increase to our project backlog which was announced after year-end. A more precise comparison of our stock price performance versus the stock performance of competitors supports this conclusion.

The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and the comparable average TSR percentages for a group of peer companies. The peer group consists of 12 publicly traded companies selected by us and identified below in the “Competitive Market Positioning” section of this Proxy Statement. The table also presents the ranking of our performance compared to the peer group for each TSR period.

	Total Stockholder Return: Argan v. Peer Group (1)
TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1-year TSR	21.9%	(13.3)%	92%
3-year TSR	14.5%	2.6%	92%
5-year TSR	14.5%	1.2%	92%

(1)   TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of May 1, 2019.

Fiscal 2019 Compensation Deliberations

This section of the discussion and analysis of our executive compensation covers Fiscal 2019 compensation deliberations and associated compensation decisions made by the Compensation Committee.

Pay for Holding Company Named Executives Is “At Risk” and Aligned with Performance. The compensation program for holding company executives is designed to maintain a strong link between pay and performance. “At risk” compensation for these executives includes discretionary annual cash bonuses and long-term equity incentive awards (stock options and restricted stock) through which the performance of the individual officer is recognized.

It is important to differentiate between the Named Executive Officers who are officers of Argan, a holding company, and the Named Executive Officer who is the chief executive officer of Gemma, our principal operating company.  Our CEO, Mr. Bosselmann, and our CFO, Mr. Watson (together, the “Holding Company Named Executive Officers”), are employees of the holding company and are responsible for the overall strategic direction of the Company and other important activities. They include mergers and acquisitions, capital allocation and treasury functions, monitoring of the financial performance of all subsidiaries, consolidated financial reporting in compliance with the rules and regulations of the SEC and the effectiveness of the Company’s system of internal controls over financial reporting. These executives also direct company-wide initiatives including insurance programs, income tax planning and compliance, retention and succession planning related to key employees, investor relations and others.

The Holding Company Named Executive Officers have a compensation program that sets base salaries at the lower end of the peer group. This reflects, in part, that they are not directly responsible for the profitability and performance of our subsidiaries. Mr. Griffin is specifically responsible for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance.

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing four major pay elements for Messrs. Bosselmann and Watson:

•                  Base salary. Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each Holding Company Named Executive Officer annually and periodically approves increases based on competitive reviews of peer group compensation amounts, general market practices and the particular officer’s level of responsibility, experience and individual performance.

•                  Annual cash bonus compensation. Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

•                  Long-term equity-based incentive compensation. Provides executive stock option holders with opportunities to participate in, and be rewarded for, the long-term growth in the value of the Company’s Common Stock. Awards also facilitate executive stock ownership. Awarded stock options vest, or become exercisable, based on the satisfaction of service requirements.

•                  Performance-based long-term equity-based incentive compensation. Provides a stronger performance-based equity component to our long-term incentive awards. These performance-based restricted stock units vest over three-year periods based on our total shareholder returns relative to our peer group.

The Compensation Committee considers each pay element in assessing the executive compensation package for each Holding Company Executive Officer so that the packages will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company Named Executive Officers. Instead, individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deems critical to the Company’s long-term success.

The performance of the Holding Company Named Executive Officers for Fiscal 2019 was measured using a number of different quantitative and qualitative factors associated with the Company’s operational and financial performance, shareholder value creation, capital allocation, the retention and motivation of core employees, shareholder engagement and effectiveness in the areas of financial reporting and income tax planning.

•                  Operational Performance. Operational performance during Fiscal 2019 was not as strong as the prior year as explained above and as measured by a number of different criteria. Typically, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities that do not meet our gross margin requirements. Nevertheless, the Compensation Committee looked at the following three metrics for Fiscal 2019, among others, compared to Fiscal 2018 and Fiscal 2017.

	2019	2018	2017
Return on Equity	13.6%	21.1%	26.9%
EBITDA as a % of Revenues	10.9	13.0	16.4
SG&A (1) as a % of Revenues	8.4	4.7	4.8

(1)         Selling, general and administrative expenses.

In general, EBITDA as a percent of revenues reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining gross margins.  Likewise, SG&A as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested. Considering the effects of the wind-down of major projects at Gemma during Fiscal 2019, the Compensation Committee concluded that the consolidated bottom-line performance of the Company for Fiscal 2019 using these metrics, among others, was favorable and aligned with our strategic plan.

The metric that is usually indicative of future revenues and income is project backlog. The Compensation Committee considered the sharp increase in consolidated project backlog to $1.1 billion as of January 31, 2019 from $0.4 billion a year ago, a 188% increase, to be excellent and favorable for the long-term growth and future profitable performance of the Company.

•                  Shareholder Value. The Compensation Committee generally places a focus on long-term value creation which, from a TSR basis, remains strong over a five-year period at 14.5%, or in the 92% peer group percentile rank. The Company’s efforts to enhance shareholder value were challenged during Fiscal 2019 by the reduced levels of revenues reported throughout the year. However, the price of our common stock maintained its value throughout the year, and the closing price on January 31, 2019 was about 97% of the closing price a year earlier. Our Common Stock price as of May 1, 2019 represented an increase of 14% from the price at January 31, 2019, reflecting, in part, increased project backlog which was announced after year-end. It should be noted that the Company achieved record financial performance for Fiscal 2018 and the prior year. In addition, the Company commenced making quarterly cash dividend payments to stockholders starting with the first quarter ended April 30, 2018, returning an aggregate amount of $1.00 per share in cash to stockholders during Fiscal 2019.

•                  Capital Allocation. Capital allocation and balance sheet management activities during Fiscal 2019 were conservative but opportunistic. There were no merger and acquisition transactions as we did not find appropriate acquisition opportunities and we were unwilling to pay prices based on the current high valuations for businesses. Gemma continued to support the Chickahominy project with loans to the consolidated development entity. This arrangement led to the award to Gemma during Fiscal 2019 of the corresponding EPC services contract for the construction of a natural gas-fired power plant with a planned power rating of 1,600 megawatts. When this project is closer to its commencement date, its contract value will be added to our project backlog. Cash on the balance sheet was invested safely in a money market fund, invested substantially in U.S. government securities, and bank certificates of deposit to ensure continued liquidity while generating a weighted average annual return of approximately 2.0%. We also strengthened the relationship with our surety provider, providing ourselves with increased confidence that capacity will be available for future construction projects that require bonding.

Other notable achievements by our Holding Company Named Executive Officers during Fiscal 2019 included, but were not limited to the following:

•                  Ensuring Income Tax Optimization in the Midst of Regulatory Changes. The Company continues to look for opportunities to optimize its overall income tax strategies and to minimize its income tax payment obligations under the law. During Fiscal 2019, we completed a detailed review of the activities performed by our engineering staff on major EPC services projects in order to identify and quantify the amounts of research and development credits that may be available to reduce prior year income taxes. This study focused on project costs incurred during the three-year period ended January 31, 2018. Based on the results of the study, we identified and estimated significant amounts of income tax benefits that have not previously been recognized in our financial results for any prior year reporting period. As a result, income tax benefits associated with research and development activities conducted in prior years in the total amount of $16.6 million were recognized in income taxes for Fiscal 2019. The favorable effect of this amount on diluted earnings per share for the year was $1.06.

•                  Retaining and Incentivizing Core Employees. Last year, the Company established a deferred compensation plan covering a broad set of managers and key employees for Gemma, our principal operating subsidiary, whereby a portion of each covered employee’s compensation will vest 50% on the fifth anniversary of the award date, and 25% each on the sixth and seventh anniversaries of the award date. The vesting provisions of the deferred compensation plan are designed to encourage long-term employee retention for the individuals covered by the program who are significant contributors to the operational excellence of Gemma and the success of the Company. In addition, stock options covering 90,000 shares of our Common Stock were awarded to members of the new senior management team of Gemma. We believe that our efforts to retain the core groups of management and other key employees at Gemma and our other operating companies were effective during Fiscal 2019 as we believe that turnover of management and key employees continues to be low relative to industry standards.

Compensation for Mr. Griffin. Mr. Griffin’s compensation is subject to his 2016 Executive Compensation Plan, which was overwhelmingly approved by the Company’s stockholders two years ago and is discussed further below. The Compensation Committee reviewed and approved the following results, determined pursuant to the terms of Mr. Griffin’s agreement. The plan has three performance-based criteria for each fiscal year, including the adjusted EBITDA of Gemma, Gemma’s safety record and project development success fees received by Gemma.

For the first criteria, if the adjusted EBITDA of Gemma (as defined in Mr. Griffin’s plan) for any fiscal year equals or exceeds $40,000,000, Mr. Griffin shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) 6.67% of the amount by which the adjusted EBITDA of Gemma exceeds $40,000,000. For Fiscal 2019, the adjusted EBITDA of Gemma, as defined, was $52.2 million.

For the second criteria, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate (“RIR”), for any calendar year during his employment term is less than the national average, Mr. Griffin shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000, depending on the degree of favorable performance. For 2018, because Gemma’s RIR equaled 0.23, which was below the national average, and it was less than the plan target RIR of 1.00, Mr. Griffin earned the higher amount.

For the third criteria, in the event that success fees related to the development of power plants and received by Gemma equal or exceed $100,000, Mr. Griffin shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received. For Fiscal 2019, Gemma did not earn or receive any success fees. Therefore, Mr. Griffin did not earn incentive compensation for Fiscal 2019 related to this criterion.

The total amount of performance-based compensation for any fiscal year earned by Mr. Griffin as a result of Gemma’s attainment of one or more of the performance goals criteria described above may not exceed a total amount of $4,000,000. Mr. Griffin earned non-equity incentive plan compensation of $2,060,000 for Fiscal 2019 under the terms of his 2016 Executive Compensation Plan.

However, the Compensation Committee determined, with the recommendation of the CEO, to pay a discretionary bonus amount of $1,940,000 for Fiscal 2019 reflecting the following:

•      Significant growth in project backlog to $1.1 billion as of January 31, 2019;

•      Meaningful income tax credit benefits from the study of research and development activities resulting in approximately $16.6 million in savings;

•      Successful completion of four major EPC projects;

•      The quality of prospective business that Gemma is pursuing; and

•      Continued efforts to foster and develop the future leadership of Gemma.

Together, the non-equity incentive plan compensation amount earned by Mr. Griffin for Fiscal 2019 and the amount of the discretionary bonus awarded to him for his performance during Fiscal 2019 totaled $4,000,000.

The nonqualified deferred compensation plan for key employees of Gemma was approved by our Board on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan has five to seven-year vesting periods with a continuous employment requirement. Based on Gemma’s and each key employee’s performance each year, a dollar amount is set aside each year for the key employees in the deferred compensation plan. 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. None of our Named Executive Officers is currently a participant in this plan; however, over 25 of Gemma’s key employees are participants in the plan.

IRC Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with IRC Section 409A and the regulations promulgated thereunder.

Compensation Decisions. As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, the Compensation Committee acted as follows:

•                  Approved the payment of annual cash bonuses related to Fiscal 2019 to Mr. Bosselmann and Mr. Watson in the amounts of $225,000 and $200,000, respectively;

•                  Approved the payment of non-equity incentive plan compensation and an annual cash bonus related to Fiscal 2019 to Mr. Griffin in the total amount of $4,000,000;

•                  Approved the award of non-qualified stock options and restricted stock units to Mr. Bosselmann covering 40,000 shares and up to 20,000 shares of Common Stock, respectively; and

•                  Approved the award of non-qualified stock options and restricted stock units to Mr. Watson covering 32,000 shares and up to 16,000 shares of Common Stock, respectively.

The stock-based awards identified above were made to Messrs. Bosselmann and Watson in April 2019. The values of these awards will be included in the “Summary Compensation Table” in the amounts of compensation to be reported for the fiscal year ending January 31, 2020.

For Fiscal 2019, over 75% and 100% of all cash and equity incentive compensation, respectively, was “At Risk” for our Named Executive Officers. As discussed above, the decisions of the Compensation Committee were based on recommendations received from our CEO, the Compensation Committee’s own evaluations of each executive’s performance, the overall financial performance of the Company for Fiscal 2019 and our overall executive compensation strategy. Moreover, the Compensation Committee made its recommendations for individual bonus amounts and stock option and restricted stock awards to the full Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors in April 2019.

Competitive Market Positioning

Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is available to us at this time.

The Compensation Committee seeks to achieve executive compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each Named Executive Officer’s performance and experience.

For Fiscal 2019, the peer group consisted of the following 12 companies from the specialty construction and engineering services industry (the “Peer Group”).

Peer Group

Aegion Corporation	MYR Group Inc.
Dycom Industries, Inc.	Primoris Services Corporation
Granite Construction Incorporated	Orion Marine Group, Inc.
Integrated Electrical Services Corporation	Sterling Construction Company, Inc.
Matrix Service Company	Team, Inc.
McDermott International, Inc.	Tutor Perini Corporation

The Compensation Committee periodically reviews the composition of the Peer Group and updates it based on available market information when appropriate. The companies in the Peer Group were selected because, in the judgment of the Compensation Committee, they represent companies with which we would compete for executive talent. There was one company removed from and one added to our Peer Group for Fiscal 2019. The Layne Christensen Company was removed due to its merger with Granite Construction Incorporated. Dycom Industries, Inc., which we removed in Fiscal 2018, was added back as its business is similar to one of our business lines. We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. However, at this time, the committee’s decisions are based primarily on recommendations from our CEO, its own evaluations of executive performance, the Company’s overall performance, the specific accomplishments of Gemma and our other operating companies, and our overall compensation strategy. We do not target executive compensation at any specific percentile or ranking within our Peer Group.

Say-on-Pay Vote and Investor Outreach

Overview. In 2017, our advisory vote to ratify our executive compensation failed to receive majority support from our shareholders. Disappointed by this decline in support from the prior year, our Compensation Committee undertook a comprehensive shareholder outreach initiative in the summer and fall of 2017, which supplemented our ordinary ongoing investor relations program. The purpose of this outreach was to better understand the perspectives of our shareholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we received. Based on the feedback we received from our shareholders, we made several significant changes to our executive compensation practices and disclosure. These enhancements were positively received, and our 2018 advisory vote to ratify named executive officers’ compensation received the support of approximately 93% of votes cast.

Continuing Shareholder Engagement.  Following the success of our shareholder outreach initiative in 2017, our Board of Directors determined that it would be beneficial to continue these efforts in 2018, again to complement our normal investor relations program. Once again, we targeted the corporate governance and proxy voting staff at the large index funds and actively managed mutual funds, along with selected other asset management firms. As part of our 2018 outreach, we proactively contacted 8 of our top 30 shareholders, who collectively represented approximately 28.0% of our outstanding shares. Four of these investors accepted our invitation to schedule calls, while the remaining four either declined our calls or did not respond. The process, which took place primarily during the fall of 2018, was led by Mr. Quinn, our lead independent director, the chairman of our Compensation Committee and a member of our Nominating/Corporate Governance Committee, along with Mr. Watson, our CFO.

What We Heard. Whereas our 2017 engagement efforts focused heavily on executive compensation, the topics of our 2018 discussions also covered broader issues, such as company strategy, board composition, succession planning, and shareholder rights. There was no strong consensus on any one particular item; instead, we received a range of feedback. Most importantly, we heard a high degree of satisfaction with the changes we made to our executive compensation program, described below under “Changes Made in Fiscal 2018 and into Fiscal 2019”, with shareholders recognizing both the extent of our outreach and the goodwill that we had established by thoughtfully addressing their concerns. We were also informed of upcoming internal proxy voting and corporate governance policy changes from some of our shareholders, such as one institution’s evolving approach to board gender diversity.

Next Steps. Our Board regularly reviews our corporate governance practices, and the feedback we received from investors during 2018 was conveyed to the Board for due consideration. The Board of Directors intends to continue its ongoing dialogue with investors and the proxy advisory firms and, if appropriate, will continue to incorporate their feedback as the Company continues to evolve its corporate governance practices to meet our business objectives and the priorities of our various stakeholders. We also continue to examine ways by which we can communicate with shareholders through our corporate disclosures, principally our proxy statement.

Changes made in Fiscal 2018 and into Fiscal 2019

Based on the feedback we received during our outreach efforts in 2017, the Compensation Committee took action. We have enhanced the disclosures included in our proxy statements by providing discussion of our executive compensation program with greater clarity including the specific factors that influence the Compensation Committee’s decisions on executive compensation.

We changed our standard stock option vesting period to three years from the one-year period used historically. The longer vesting period has been included in all stock option awards made since January 2018. The Compensation Committee also reduced the number of shares of our Common Stock typically covered by stock option awards made to our CEO and CFO. The lower stock option awards are now complemented with the awards of restricted stock units which are intended to introduce a stronger performance-based equity component to our long-term incentive awards. Performance-based restricted stock units (“PSUs”) were awarded to Messrs. Bosselmann and Watson in April 2019 and 2018; these awards vest over three-year periods based on our total shareholder returns relative to our Peer Group. We believe that this type of incentive award is more consistent with market practice. We also believe that the measurement of total shareholder return is an appropriate performance metric as the Holding Company Named Executive Officers have direct influence on the results. The investors expressed support for our use of restricted stock units as an element of our executive compensation program and the use of this metric specifically.

In both April 2018 and 2019, the Board approved the awards of stock options to Mr. Bosselmann covering 40,000 shares of our Common Stock, with vesting over three years, and the award of PSUs with the targeted number of shares to be issued equal to 10,000 shares. For Mr. Watson, the Board approved the awards of stock options covering 32,000 shares of our Common Stock, also with vesting over three years, and the award of PSUs with the targeted number of shares to be issued equal to 8,000 shares. Depending on the stock performances, the maximum number of shares of Common Stock that Mr. Bosselmann and Mr. Watson may earn over the three-year stock price performance period pursuant to each restricted stock arrangement is 20,000 shares and 16,000 shares, respectively, as determined based on the stock earning scale presented below:

Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	0.0%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	0%	0%	0%	0%	0%	0%	100%	100%	150%	200%	200%	200%	200%

The amounts of annual cash bonuses awarded to our holding company employees have typically been modest and have varied within a fairly narrow range. However, given the concerns of one institution, the Compensation Committee adopted a policy that caps the annual cash incentive awards for Mr. Bosselmann and Mr. Watson to the equivalent of 200% of the amount of base salary. We believe that this new policy will mitigate the risk of excessive windfall awards, while still ensuring that our executives are adequately rewarded for superior performance.

Although there was not a clear consensus from our stockholders on this matter, the Compensation Committee has committed to a policy of not entering into any new employment agreements with “single-trigger” change-in-control provisions. The Compensation Committee did consider amending the existing agreements to remove these provisions. However, after careful deliberation, the members ultimately concluded that obtaining agreement on such amendments would have required significant trade-offs that were not in our stockholders’ best interests.

Given the history of the Company over the past several years, the Compensation Committee continues to reevaluate the composition of our Peer Group of companies. The members of the currently constituted group that we use in order to provide effective comparisons of our own financial performance are included in the chart above. This group of companies is also used to evaluate whether our total direct compensation for executives is competitive with market practices. During Fiscal 2018 and 2019, we made several changes to this Peer Group which we believe reflect the increasing complexity of our business and the evolving market in which we compete for talent, described in further detail below.

The members of the Compensation Committee intend to continue the ongoing dialogue with investors and the proxy advisory firms and, if appropriate, will continue to consider their feedback as the Company makes future changes to the Company’s executive compensation programs that are consistent with our corporate business objectives.

2017 Changes Implemented by the Compensation Committee

We also note here that the Company adopted policies and guidelines during Fiscal 2017 in order to incorporate evolving “best practices” into our executive compensation program. These new policies, which were also described in our previous two proxy statements, are summarized below.

Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for the Named Executive Officers and the non-employee members of the Board to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The guidelines are expected to be met within five years of the date they were established. The Board periodically reviews the stock ownership guidelines and may make adjustments.

The Board of Directors will require that each Named Executive Officer owns a minimum number of shares of our Common Stock under the guidelines set forth in the table below.

	Required Ownership	Ownership	Shares-Held	Value as of	Meets
Name	(multiple of salary)	Requirement	Calculation	May 1, 2019	Requirement
Rainer H. Bosselmann	CEO - 5X	$1,125,000	332,411	$15,992,293	Yes
William F. Griffin, Jr	CEO, Gemma - 5X	$5,000,000	286,150	$13,766,677	Yes
David H. Watson	CFO - 1X	$200,000	6,700	$322,337	Yes

25% of the target number of shares of Common Stock that may be issued pursuant to outstanding PSUs are included in the calculations of the number of shares held by applicable executives.

Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock option plan. Excluding sales of shares related to taxes associated with the exercising of stock options, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement.

Each non-employee member of our Board of Directors shall own a minimum of 10,000 shares of our Common Stock, and each one has either exceeded the stock ownership threshold or is making satisfactory progress toward achieving the threshold.

Clawback Policy. The Company adopted a Clawback Policy covering performance-based incentive compensation. Under this policy, the Board of Directors may, in its sole discretion and to the extent that it determines it is in the Company’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation, if:

•                  This compensation was based on the achievement of financial results that were subsequently the subject of, or affected by, a restatement of all or a portion of the Company’s financial statements;

•                  The executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

•                  The amount of performance-based incentive compensation that would have been awarded to, or the profit realized by the executive officer would have been lower, had the financial results been properly reported.

No Pledging Policy. As an element of the new stock ownership guidelines, no officer of the Company may pledge, hypothecate, create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy. Our Board also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

Major Elements of Executive Compensation and Analysis of Compensation Decisions

Annually, the Compensation Committee considers each of the following elements of executive compensation, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each Named Executive Officer. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on us.

Annual Base Salaries. Each Named Executive Officer is paid an annual base salary which amount reflects the value of the executive’s skills to the Company, experience with the Company and prior, the record of achievement, expectations of future accomplishments and other factors considered important to the Company. Base salary levels are established in order to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendation to the Compensation Committee, our CEO evaluates the performance of the other Named Executive Officers, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on the observations of the members, approves base salaries for Named Executive Officers. The Compensation Committee sets the base salary for the CEO. In so doing, the Compensation Committee members annually review the performance of the CEO and other relevant information.

The base salary amounts paid to each Named Executive Officer for the fiscal years ended January 31, 2019, 2018 and 2017 are set forth in the “Salary” column of the “Summary Compensation Table” presented below. No changes were made to the base salaries of the Named Executive Officers for the fiscal year ended January 31, 2019.

Annual Cash Bonuses. The Compensation Committee may award cash bonus payments to Named Executive Officers in order to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the members of the Compensation Committee. Furthermore, we believe that annual cash bonus awards strongly encourage executives to continue to improve their efforts in delivering annual results that are aligned with our long-term goals. At the conclusion of each fiscal year, the CEO submits recommended annual cash bonus award amounts for each of the other Named Executive Officers to the Compensation Committee for consideration.

After reviewing the recommendations of the CEO, the Fiscal 2019 financial performance of the Company as a whole, the increase in project backlog, the successful tax savings and the individual performances of Mr. Bosselmann, Mr. Watson and Mr. Griffin, the Compensation Committee approved an aggregate amount of $2,365,000 in annual cash bonus awards for Fiscal 2019. The amounts of the bonus awards paid to each Named Executive Officer during the fiscal years ended January 31, 2019, 2018 and 2017 are set forth in the “Bonus” column of the “Summary Compensation Table” presented below. The annual cash bonus awards related to Fiscal 2019 were paid to executives in March 2019. Going forward, the annual cash bonus award amounts for Messrs. Bosselmann and Watson will continue to be subject to maximum amounts equal to 200% of the corresponding base salary amounts.

For Fiscal 2019, Mr. Griffin received non-equity incentive plan compensation pursuant to his 2016 Executive Compensation Plan and an annual cash bonus award, as discussed above. The Compensation Committee reviewed and certified the calculations for Mr. Griffin’s plan resulting in the payment of $2,060,000 in non-equity incentive plan compensation in March 2019. Together, the non-equity incentive plan compensation and the annual cash bonus discussed above totaled $4,000,000 for Mr. Griffin.  The amounts of the non-equity incentive plan compensation paid to Mr. Griffin during the fiscal years ended January 31, 2019, 2018 and 2017 are set forth in the “Non-equity Incentive Plan Compensation” column of the “Summary Compensation Table” presented below.

Long-Term Equity-Based Compensation. Named Executive Officers are eligible to receive grants of long-term equity-based compensation awards under the Stock Plan. In the past, equity-based awards to Named Executive Officers consisted of time-vesting stock options which the Compensation Committee members continue to believe respond to the executive compensation program’s objectives of:

•                  Linking incentive compensation to the Company’s long-term performance;

•                  Creating long-term stockholder value;

•                  Aligning the financial interests of the Named Executive Officers with the financial interests of stockholders; and

•                  Rewarding actions that enhance long-term stockholder returns.

However, commencing with awards made last year, the Compensation Committee has combined PSUs with non-qualified stock options for the long-term equity-based compensation awards made to Mr. Bosselmann and Mr. Watson.  The release of the corresponding stock restrictions depends on the price performance of our Common Stock measured against the price performance of the Peer Group of common stocks over a three-year period. In addition, the vesting period associated with non-qualified stock options awarded to each executive is three years, consistent with the elongated vesting period policy for stock options that was adopted by the Compensation Committee in January 2018.

In making each award determination, the Compensation Committee considered key business priorities, Peer Group trends, potential stockholder dilution and the general economic environment. Stock options are typically used as incentives to align the priorities of Named Executive Officers with those of our stockholders because stock options provide value to holders only if our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change in control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value and potential gain associated with any unvested stock option awards.

Based on the results of its deliberations focused on performance for Fiscal 2019, the Compensation Committee recommended the award of stock options to Mr. Bosselmann and Mr. Watson on April 12, 2019, which were approved by the Board, having grant date fair values of approximately $467,200 and $373,760, respectively, based on the Black-Scholes valuation model and an option exercise price equal to the closing price of the underlying Common Stock on the date of grant ($50.30 per share). In addition, PSUs were awarded to Mr. Bosselmann and Mr. Watson on April 12, 2019 with estimated fair value amounts of approximately $444,962 and $355,969, respectively. No stock options or PSUs were granted to Mr. Griffin during or after Fiscal 2019 related to his service as a Named Executive Officer.  Information regarding stock options and PSUs awarded to Named Executive Officers during Fiscal 2019 is shown in the “Grants of Plan-Based Awards Tables” of this Proxy Statement that are presented below. The fair value amounts of the stock options and PSUs awarded to Named Executive Officers during the fiscal years ended January 31, 2019, 2018 and 2017 are set forth in the “Summary Compensation Table” which is also presented below.

Severance and Change in Control Benefits

In the event of a change in control, Messrs. Bosselmann and Griffin are entitled to receive benefits under individual arrangements negotiated with the Company some time ago. Also, in the event of employment termination, Messrs. Bosselmann, Griffin and Watson may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company. The estimated severance benefits that would be payable to each executive under the respective arrangements upon the occurrence of certain events are set forth in the chart that is included in the section “Potential Payments upon Termination” below. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Additional details regarding the severance and change in control provisions of the employment agreement for each current Named Executive Officer are also provided below in the “Summary of Employment Arrangements” section of this Proxy Statement.

The members of the Compensation Committee believe that the existence of the change in control benefits, or single-trigger severance benefits, included in the employment agreements for Messrs. Bosselmann and Griffin, should be considered in light of the stockholder value created by this management team and the Company’s desire to retain these talented individuals. Mr. Bosselmann, both the Chairman of our Board and our CEO, has served in these capacities since 2003 leading the Company through periods of acquisition integration, economic downturns and significant growth. Mr. Griffin, the chief executive officer of Gemma, has led the management team of Gemma since it was acquired by the Company in December 2006.  Moreover, most of Mr. Griffin’s potential future compensation is performance-based, and there is no guarantee that he would continue to receive such compensation beyond the term of his agreement. For this reason, it would not be unlikely for him to experience a significant decrease in compensation if there were to be a change in control.

To keep the impacts of the change in control provision in perspective, it is important to note that the Company’s market capitalization was approximately $30,000,000 prior to the Company’s acquisition of Gemma in December 2006.  Based upon the closing market price of our Common Stock at January 31, 2019, the Company’s market capitalization was approximately $658,000,000, or approximately 22 times higher than that at the time of the acquisition. This increase does not reflect an aggregate of $92,000,000 in dividends paid to the Company’s stockholders over the past eight years. The principal reason for this market capitalization expansion and the funding source for the cash dividends that have benefitted the stockholders relates to the allocation of capital to, and the performance of, Gemma. This stockholder value creation significantly exceeds the potential additional salary and benefits in the amounts of $504,037 and $1,148,989 that might be due to Mr. Bosselmann and Mr. Griffin, respectively, upon a change in control. We believe that it is unlikely that these amounts would represent meaningful impediments to the legitimate interest of a potential acquirer.

Our discussions with several of our largest stockholders revealed their beliefs that the total amount of the severance payments that would be due upon a change in control would be considered de minimis to a potential acquiring party, and would not justify concessions that might be required in order to induce Mr. Griffin to agree to remove his single-trigger provision. Nonetheless, in response to concerns raised by stockholders and others and as discussed previously, the Company intends to refrain from including single-trigger change in control severance benefits in employment agreements with other executive officers, now and in the future.

The Stock Plan describes the effect on outstanding stock options of the termination of an option holder’s employment with the Company under various circumstances, including the provision that all outstanding stock options shall become fully exercisable upon a change in control of the Company, as defined in the Stock Plan document.

Other Benefits

We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the Named Executive Officers participates in a 401(k) Plan. Each employee is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including Named Executive Officers, through our employee health and welfare plans.

Tax Deductibility of Compensation

For tax years beginning before December 31, 2017, Section 162(m) of the Internal Revenue Code precluded a public corporation from taking an income tax deduction in any one year for compensation in excess of $1,000,000 for certain of its executive officers (excluding the chief financial officer) employed on the last day of the fiscal year, unless certain specific performance goals were satisfied. We treated the amount of incentive compensation earned by Mr. Griffin for Fiscal 2018 as determined based on the terms of his 2016 Executive Performance Plan, $4,000,000, as deductible under Section 162(m) for Fiscal 2018. There were no performance plans in place for Fiscal 2018 for the other Named Executive Officers.  The compensation amounts for the other Named Executive Officers unrelated to the exercise of non-qualified stock options generally have not exceeded the $1,000,000 excess compensation threshold.

The Tax Cuts and Jobs Act (the “Tax Act”), signed into law in December 2017, established additional limitation on the deduction for certain executive compensation under Section 162(m). For tax years beginning after December 31, 2017 (i.e., our Fiscal 2019), the exception for performance-based compensation was eliminated and covered employees (those subject to the limitation) now include the chief financial officer. Further, once an employee qualifies as a covered employee, the limitation applies to that person as long as the company pays that person compensation (even if retired or severed). As such, beginning with Fiscal 2019, we will no longer be deducting the incentive plan portion of Mr. Griffin’s annual compensation going forward, if earned. At this time, we do not believe the expanded definition of covered employees will result in loss of income tax deductions.

Summary of Our Executive Compensation Principles and Objectives

Our executive compensation program is designed to reward executives who contribute to our consistent favorable performance and successful attainment of strategic goals and operating plans with total compensation that is comparable to those companies with which we compete for executive talent. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following:

•                  First and foremost, attract, retain and motivate highly-performing executives who drive our businesses and financial performance;

•                  Support our Company’s business strategies and the achievement of the Company’s short-term and long-term goals by encouraging profitable growth and increased stockholder value;

•                  Align the interests of the Named Executive Officers with the long-term interests of our stockholders;

•                  Promote Common Stock ownership of the Company; and

•                  Discourage excessive risk-taking.

Overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each Named Executive Officer, as well as the compensation levels of comparable positions in the Peer Group and general market practices. Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers, as compared to comparable positions in the Peer Group with which we compete for talent. As noted before, the Holding Company Named Executive Officers perform substantially different functions from operating subsidiary Named Executive Officers, and are thus compensated with relatively lower base salaries and generally receive a greater mix of stock-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Executive Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board that it be included in this Proxy Statement and incorporated by reference into our Annual Report. The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Compensation Committee

James W. Quinn, Chairman
Peter W. Getsinger
William F. Leimkuhler

Summary Compensation Table

For the year ended January 31, 2019, we are reporting compensation for the three “Named Executive Officers” identified below, including the Company’s CEO, the Company’s CFO and the chief executive officer of Gemma. The following table sets forth the total amount of compensation paid to or earned by these Named Executive Officers for services in all capacities for the fiscal years ended January 31, 2019, 2018 and 2017.

Name and Principal Position	Fiscal Year Ended January 31,	Salary Earned	Bonus Earned	Stock Awards (1)	Stock Option Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total Compensation

Rainer H. Bosselmann	2019	$225,000	$225,000	$332,615	$349,600	$—	$1,200	$1,133,415
Chief Executive Officer	2018	225,000	225,000	—	818,500	—	2,400	1,270,900
	2017	225,000	225,000	—	450,500	—	1,200	901,700

David H. Watson	2019	$200,000	$200,000	$266,092	$279,680	$—	$1,850	$947,622
Senior Vice President,	2018	200,000	200,000	—	654,800	—	3,600	1,058,400
Chief Financial Officer,	2017	200,000	200,000	—	428,200	—	1,800	830,000
Treasurer and Corporate
Secretary

William F. Griffin, Jr.	2019	$1,000,000	$1,940,000	$—	$—	$2,060,000	$36,700	$5,036,700
Chief Executive Officer,	2018	1,000,000	—	—	—	4,000,000	39,600	5,039,600
Gemma	2017	1,000,000	—	—	—	4,000,000	35,600	5,035,600

(1)             Amounts represent the estimated award-date fair value determined for financial reporting purposes by using the per share price of a share of our Common Stock and the target number of shares for the award, by assigning equal probabilities to the thirteen possible payout outcomes at the end of the three-year vesting period, and by computing the weighted average of the possible outcome amounts. For each case, the estimated fair value amount was calculated to be 88.5% of the aggregate market value of the target number of shares on the award date.

(2)             Amounts represent the aggregate award-date fair value computed for financial reporting purposes reflecting the assumptions discussed in Note 12 — Stock-Based Compensation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2019.

(3)             Amounts represent cash earnings under the 2016 Executive Performance Plan for William F. Griffin, Jr.

(4)             Amounts represent matching and profit sharing contributions made pursuant to the Company’s 401(k) plans, and car allowance payments made to Mr. Griffin.

Executive Officers Who Are Not Directors

Mr. Watson, age 43, was appointed our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective October 15, 2015.  Mr. Watson is a certified public accountant and has held senior financial positions with public and private companies for over 15 years.  Mr. Watson was the chief financial officer of Gladstone Investment Corporation from 2010 until 2015 and also served as its treasurer from 2012 until 2015.  In addition, Mr. Watson was the chief financial officer of Gladstone Capital Corporation from 2011 until 2013 and served as its treasurer from 2012 until 2015. Gladstone Investment Corporation and Gladstone Capital Corporation are closed-end, non-diversified management investment companies. Prior to his employment with the Gladstone companies, Mr. Watson served as the director of portfolio accounting for MCG Capital Corporation from 2007 until 2010.  Mr. Watson holds a BS degree from Washington & Lee University and an MBA degree from the University of Maryland.

Summary of Employment Agreements

Rainer H. Bosselmann. On January 3, 2005, the Company entered into an employment agreement with Rainer H. Bosselmann as its Chief Executive Officer. Pursuant to the agreement, the Company agreed to employ Mr. Bosselmann for an initial term of one year, which term automatically renews for successive one-year periods unless the Company or Mr. Bosselmann provides at least 90 days’ prior written notice of its or his election not to renew. The agreement provides for an annual base salary during the employment period, subject to increase (but not reduction) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate. For the year ended January 31, 2019, the annual base salary for Mr. Bosselmann was $225,000.

The agreement also provides for an annual bonus with the payment and amount determined at the discretion of the Board of Directors of the Company, subject to the satisfaction of any reasonable performance criteria established for Mr. Bosselmann with respect to such year. The agreement further provides that he may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by Mr. Bosselmann of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder. The Board awarded cash bonuses to Mr. Bosselmann in March 2019, February 2018 and April 2017 relating to the fiscal years ended January 31, 2019, 2018 and 2017, in the amount of $225,000 for each year.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to our CEO by the Board of Directors. Pursuant to the terms of the Stock Plan, non-qualified stock options were awarded to Mr. Bosselmann by the Board of Directors in April 2019 covering 40,000 shares of our Common Stock with a per share exercise price of $50.30. Consistent with the new vesting policy, this award will become exercisable in equal installments on the three anniversaries of the date of award. Accordingly, options covering approximately 13,333 shares of Common Stock will vest each year in April 2020, April 2021 and April 2022, respectively, and all unexercised options will expire on the ten-year anniversary of the award date.

Additionally, subsequent to Fiscal 2019 and pursuant to the Stock Plan, the Board of Directors awarded PSUs to Mr. Bosselmann, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement. As discussed there, the restrictions related to the applicable number of shares of Common Stock will lapse at the end of a three-year period based on the rank of the total return performance of our Common Stock versus the total return performance of the common stock of the identified Peer Group of twelve other companies. Pursuant to this arrangement and depending on the stock performances, the target number of shares of Common Stock for the award is 10,000 shares and the maximum number of shares of Common Stock that Mr. Bosselmann may earn is 20,000 shares.

Under his employment agreement, in the event that Mr. Bosselmann’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” Mr. Bosselmann will receive a single lump sum payment in an amount equal to 24 months of his base salary within thirty (30) days after his termination of employment or change in control, as the case may be, without reduction or offset for any other monies which he may thereafter earn or be paid.

The reasons which would cause payment to be made to Mr. Bosselmann upon termination include:

(i)     termination due to a material diminution of Mr. Bosselmann’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in Mr. Bosselmann’s title with the Company;

(ii)    termination due to a material breach by the Company of any provision of the employment agreement, which breach continues for a period of 30 days after written notice of such breach is given by Mr. Bosselmann to the Company; and

(iii)   termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Mr. Bosselmann shall also be entitled, for a period of 24 months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits, excluding sick and vacation time, subject to any applicable employee co-payments. If  his employment is terminated by the Company “for cause,” if termination of employment occurs due to his death or disability, or if employment is terminated voluntarily by Mr. Bosselmann for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to him by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to him from the Company’s benefit plans or reimbursement policies, if any.

David H. Watson. Effective October 15, 2015, the Company entered into an employment agreement with Mr. Watson as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the employment agreement, we agreed to employ Mr. Watson for an initial term of one and one-half years, commencing on October 15, 2015 and continuing until April 30, 2017. Mr. Watson’s employment automatically renewed for one year and it will continue to renew for successive one-year terms unless the Company or Mr. Watson provides 60 days’ written notice of its or his election not to renew. The agreement provides for an annual base salary of $200,000.

The agreement also provides for an annual bonus payment at the sole discretion of our Board of Directors, subject to the satisfaction of reasonable performance criteria as shall be established for such year. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The Board of Directors awarded cash bonuses to Mr. Watson in March 2019, February 2018 and April 2017 relating to the fiscal years ended January 31, 2019, 2018 and 2017, in the amount of $200,000 for each year.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are also typically awarded to our CFO by the Board of Directors. Accordingly, non-qualified stock options were awarded to Mr. Watson by the Board in April 2019 covering 32,000 shares of our Common Stock, with a per share exercise price of $50.30. Consistent with the Company’s new option-vesting policy, these stock options will vest over a three-year period with one-third of the options becoming exercisable on each anniversary date of the award. These options will expire on the ten-year anniversary of the award date.

Also, the Board of Directors awarded PSUs to Mr. Watson in April 2019 with the same performance basis that is included in Mr. Bosselmann’s PSU award that is discussed above. Pursuant to this arrangement and depending on the stock performances of the Company and the Peer Group of companies over the three-year period, the target number of shares of Common Stock for the award is 8,000 shares and the maximum number of shares of Common Stock that Mr. Watson may earn is 16,000 shares.

In the event that Mr. Watson’s employment is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six months, and (ii) continue to participate in our benefit plans and programs (other than the Company’s 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare. Mr. Watson is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation covenants as more fully described in the employment agreement.

William F. Griffin, Jr. On April 13, 2016, the Company entered into an Amended and Restated Employment Agreement with Mr. Griffin. Pursuant to the employment agreement, the initial term of Mr. Griffin’s employment commenced on February 1, 2016 and continued until March 17, 2018 when it automatically renewed for a one-year term. Mr. Griffin’s employment will continue to renew automatically for successive one (1) year periods, subject to earlier termination as provided in the employment agreement, unless the Company or Mr. Griffin delivers written notice to the other, at least three (3) months prior to the expiration date of any renewal term, of its or his election not to renew the term of employment.

For each of the Company’s fiscal years occurring within, or partially within, the employment term (including any renewal period), the Company shall pay to Mr. Griffin his base compensation at the annual rate of $1,000,000 with any base compensation prorated for any partial fiscal year within the term. Also, for each fiscal year of the Company occurring within, or partially within, the term of Mr. Griffin’s employment, Mr. Griffin shall be entitled to additional compensation payable solely on account of the attainment of one or more of the performance goals that are fully described in the employment agreement and that are summarized below, with any performance-based compensation prorated for any partial fiscal year within the term:

1)             in the event that the adjusted EBITDA (as defined in the employment agreement) of Gemma for any fiscal year equals or exceeds $40,000,000, Mr. Griffin shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) 6.67% of the amount by which adjusted EBITDA of Gemma exceeds $40,000,000. In the event that the adjusted EBITDA of Gemma for any fiscal year is less than $40,000,000, Mr. Griffin shall be not be entitled to any performance-based compensation based thereon;

2)             in the event that the OSHA Recordable Incident Rate of Gemma for any calendar year during the employment term is less than the national average, Mr. Griffin shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000; and

3)             in the event that success fees, related to the development of power plants and received by Gemma during any fiscal year, equal or exceed $100,000, Mr. Griffin shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received.

Notwithstanding anything to the contrary contained in the foregoing provisions, the total amount of performance-based compensation for any fiscal year earned as a result of the attainment of one or more of the performance goals shall not exceed a total amount of $4,000,000.

Based on performance for Fiscal 2019 and pursuant to his agreement, Mr. Griffin earned non-equity incentive plan compensation in the amount of $2,060,000; he also received an annual cash bonus award in the amount of $1,940,000 as discussed above. Together, the total amount of the non-equity incentive plan compensation and the annual cash bonus was $4,000,000 for Mr. Griffin.

Under the employment agreement, in the event that Mr. Griffin’s employment is terminated by us at our convenience or by Mr. Griffin for good reason, he will be entitled to receive severance benefits as follows: (i) Mr. Griffin will continue to receive his salary for the duration of the then-current term; (ii) a pro rata share of any performance-based compensation (calculated based upon the elapsed portion of our fiscal year in which the employment termination occurs); and (iii) continued participation in our health and benefit plans and programs for the duration of the then-current term or, in the case of our health plan(s), until he becomes eligible for health insurance from another source other than Medicare.

In the event of a change in control as defined in the employment agreement, the Companies shall pay to Mr. Griffin, in a single lump sum payment, an amount equal to 24 times the base compensation paid to Mr. Griffin for the 30-day period ending on the date of the change in control, such payment to be made within 30 days of the change in control. Mr. Griffin is subject to certain confidentiality provisions under the employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-competition and non-solicitation covenants as more fully described in the employment agreement.

Code of Ethics

We have established a Code of Ethics that applies to our CEO and our CFO. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments upon Termination

The terms of the employment agreements with Mr. Bosselmann, Mr. Watson and Mr. Griffin provide that we pay certain severance benefits in the event that such Named Executive Officer is terminated by us other than for “cause” as that term is defined in each applicable agreement. Mr. Bosselmann and Mr. Griffin are also entitled to receive the severance benefits described herein upon a “change-in-control” as that term is defined in each applicable agreement.

The following table presents amounts payable to our current Named Executive Officers based on the assumption that the executives are terminated without cause on January 31, 2019. The section entitled “Summary of Employment Arrangements” above includes descriptions of the payments which shall be made to Mr. Bosselmann and Mr. Griffin upon a change in control.

			Cash
Executive Officer	Base Salary		Incentive Payments		Health Care Benefits/Other		Total

Rainer H. Bosselmann	$450,000	(1)	$225,000	(2)	$54,037	(1)	$729,037
David H. Watson	100,000	(3)	200,000	(2)	12,585	(3)	312,585
William F. Griffin, Jr.	1,125,000	(4)	4,000,000	(5)	23,989	(4)	5,148,989

(1)         Amounts represent the lump sum payment of an amount equal to 24 months of base salary and the continuation of benefit payments for twenty-four months, respectively.

(2)         Amount represents the cash bonus amount earned for Fiscal 2019 but not paid as of January 31, 2019.

(3)         Amounts represent the continuation of salary and benefits payments for six months, respectively.

(4)         Amounts represent the continuation of salary and benefits, respectively, through the end of the extended term of the employment agreement (March 17, 2020).

(5)         Amount represents the total of the non-equity incentive compensation earned and the cash bonus amount awarded for Fiscal 2019 but not paid as of January 31, 2019.

Grants of Plan-Based Awards Tables

The following tables set forth certain information with respect to plan-based awards made to the Named Executive Officers (identified in the “Summary Compensation Table” above) during Fiscal 2019.

The awards presented in the table immediately below represent non-qualified stock options granted under our Stock Plan.

		Number of Shares of		Grant Date
	Grant	Common Stock	Exercise	Fair Value of
Name	Date (1)	Underlying the Award	Price/Share	Stock Option Awards (2)

Rainer H. Bosselmann	4/13/2018	40,000	$37.60	$349,600
David H. Watson	4/13/2018	32,000	37.60	279,680

(1)         The grant date represents the date on which the Board of Directors approved the stock option award. The options to purchase shares of our Common Stock become exercisable in equal installments on the subsequent three anniversaries of the award date.

(2)         Each amount represents the fair value of the corresponding stock options on the date of grant as computed for financial reporting purposes reflecting the assumptions discussed in Note 12 — Stock-Based Compensation of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2019.

The awards presented in the table immediately below represent PSUs awarded under our Stock Plan.

		Estimated Future Payouts
		Under Performance-Based Restricted Stock Units (2)			Grant Date
Name	Grant Date (1)	Threshhold (3)	Target (4)	Maximum (5)	Fair Value of Restricted Stock Units (6)

Rainer H. Bosselmann	4/13/2018	—	10,000	20,000	$332,615
David H. Watson	4/13/2018	—	8,000	16,000	266,092

(1)         The grant date represents the date on which the Board of Directors approved the award of the PSUs.

(2)         These awards vest over a three-year performance measurement period based on our total shareholder returns relative to those of our Peer Group of twelve other companies.

(3)         If our stock price performance over the three-year measurement period is not among the top seven of thirteen performers, the executive does not earn any shares of our Common Stock.

(4)         The target number of shares of Common Stock are earned by the executive if our stock performance ranks sixth or seventh among the thirteen peer companies (including us).

(5)         The maximum number of shares of Common Stock are earned by the executive if our stock performance ranks in the top four  among the thirteen peer companies (including us).

(6)         Each amount represents the fair value of the corresponding set of restricted stock units on the date of award determined for financial reporting purposes based on the per share price of a share of our Common Stock on the award date and the target number of shares; the assignment of equal probabilities to the thirteen possible payout outcomes at the end of the three-year vesting period; and a computation of the weighted average of the possible outcome amounts.

No other stock or stock option awards were made by us to any of the Named Executive Officers during or for Fiscal 2019.

Stock Options Exercised and Stock Vested

During Fiscal 2019, there were no stock options exercised by any of our Named Executive Officers, nor were any shares of our Common Stock earned by Messrs. Bosselmann and Watson under the PSUs awarded to them in April 2018.

Outstanding Equity Awards Table

The table immediately below sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our Named Executive Officers as of January 31, 2019.

	Number of Securities Underlying
	Unexercised Stock Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price/Share	Date

Rainer H. Bosselmann	25,000	—	$16.37	3/7/2023
	50,000	—	32.68	4/16/2025
	50,000	—	33.85	4/13/2026
	50,000	—	64.25	4/6/2027
	—	40,000	37.60	4/13/2028

David H. Watson	30,000	—	41.68	6/23/2026
	40,000	—	64.25	4/6/2027
	—	32,000	37.60	4/13/2028

William F. Griffin, Jr.	10,000	—	18.87	12/18/2022

None of the stock options presented in the table above have been repriced or otherwise materially modified. The Stock Plan does not permit repricing nor does it allow the cancellation of existing options in connection with the award of a new option.

The table set forth immediately below presents certain information relating to the PSUs held by Messrs. Bosselmann and Watson as of January 31, 2019. Mr. Griffin has not been awarded any PSUs.

	Outstanding Performance-Based Restricted Stock Units
	Number of	Market	Market
Name	Shares (1)	Price/Share (2)	Price (3)

Rainer H. Bosselmann	20,000	$42.22	$844,400
David H. Watson	16,000	$42.22	$675,520

(1)               The number of shares presented in this table represent the maximum number of shares that could be earned over the corresponding three-year stock price performance measurement period. Theses PSUs were award on April 13, 2018.

(2)               This price represents the closing per share price of our Common Stock on January 31, 2019 as reported by the NYSE.

(3)               Each amount represents the aggregate market value of the maximum number of shares of our Common Stock that could be earned under the corresponding restricted stock unit award.

Pay Ratio Disclosure

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding the chief executive officer, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.

The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2018 (other than our CEO), was $79,274 for the period defined below. The annual total compensation for Rainer Bosselmann, our CEO, for Fiscal 2019 was $1,133,415 as presented in the “Summary Compensation Table” above. The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 14 to 1, a ratio approximately the same as the ratio reported for Fiscal 2018.

The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the data included in our payroll and employment records and the methodology described herein. In order to identify the employee with the median amount of annual total compensation and as our consistently applied compensation measure, we identified the actual amount of fixed cash compensation paid to each employee from January 1, 2018 through December 31, 2018. We defined fixed cash compensation as any regular payment(s) (such as base salary), overtime pay and annual fixed allowance(s) that were guaranteed to the employee irrespective of performance. For each employee who was hired during the defined period and did not work for the entire twelve-month period (and was not designated as a temporary employee in our payroll records or was employed for 30 days or less), we estimated his/her twelve-month fixed cash compensation amount based on (i) the amount actually paid for the portion of the period that the individual was employed or (ii) the planned salary amount for each employee who was on a leave of absence. The employee population used to identify the employee with the median amount of annual total compensation was comprised of approximately 2,409 individuals.

Family Relationships

There are no family relationships among the Company’s directors, director nominees or executive officers.

Involvement in Certain Legal Proceedings

None of the Company’s directors, director nominees or executive officers have been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.

Certain Relationships and Related Transactions and Director Independence

Since the beginning of Fiscal 2018, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:

•            the amounts involved exceeded or will exceed $120,000; and

•            any of the Company’s directors, director nominees, executive officers or holders of more than 5% of the Company’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

The Audit Committee of the Company is responsible for the review, approval or ratification of material related party transactions, if any.

COMPLIANCE UNDER SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and related regulations require that the Company’s directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose in this Proxy Statement any failure to file by these dates during  the fiscal year ended January 31, 2019.

In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations.

We believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2019.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL STOCKHOLDERS MEETING

Our Certificate of Incorporation provides that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2020 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company by January 11, 2020.  A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by Article Thirteen and Fourteen of our Certificate of Incorporation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors, or with any member of our Board, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any member of our Board, at the following mailing address in an envelope clearly marked “Shareholder Communication”:

Board of Directors
c/o Corporate Secretary
Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850

Our Corporate Secretary will forward such correspondence unopened to the chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual member of our Board, to such member.

Alternatively, you may send an electronic message to the chairman of the Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone -Q UICK EA S Y I M M E DI AT E - 24 Hours a Day,7 Daysa Week or by Mail Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 19, 2019. ARGAN, INC. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card avail-able when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this X UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DI-RECTORS OF EACH OF THE NINE NOMINEES, “FOR” PROPOSALS 2 AND 4 AND FOR AN “EVERY YEAR” FREQUENCY FOR THE STOCKHOLDERS VOTE IDENTIFIED IN PROPOSAL 3. 1.The election of nine directors to our Board of Directors, each to serve until our 2020 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal. 2. The non-binding advisory approval of our executive compensation (the “say-on-pay” vote). The non-binding advisory choice of the frequency for the vote on our executive compensation. FOR AGAINST ABSTAIN 3. Every Year EveryEvery 2 Years 3 Years Abstain (1) (2) (3) (4) (5) (6) (7) (8) (9) Rainer H. Bosselmann Cynthia A. Flanders Peter W. Getsinger William F. Griffin, Jr. John R. Jeffrey, Jr. William F. Leimkuhler W.G. Champion Mitchell James W. Quinn Brian R. Sherras FOR all Nominees WITHHOLD AUTHORITY to vote (except as marked to listed to the the contrary for all nominees left listed to the left) 4. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2020. FOR AGAINST ABSTAIN 5. The transaction of any other business that may properly come before the 2019 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) CONTROL NUMBER Signature Signature, if held jointly Date , 2019 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

s Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 20, 2019. The Proxy Statement and the 2019 Annual Report to Stockholders are available at http://www.cstproxy.com/arganinc/2019 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ARGAN, INC. One Church Street, Suite 201 Rockville, Maryland 20850 June 20, 2019 The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 20, 2019 at 11:00 a.m., local time, at the Cambria Hotel and Suites, located at 1 Helen Heneghan Way, Rockville, Maryland 20850. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 10, 2019 to Stockholders of record on May 1, 2019. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 is enclosed with the Proxy Statement. At the Annual Meeting, Stockholders will be asked to consider and to vote on four proposals: (1) the election of nine directors to serve until the 2020 Annual Meeting of Stockholders, (2) the non-binding advisory approval of our executive compensation, (3) the non-binding approval of the frequency of the stock holder vote on our executive compensation, and (4) the ratification of the appointment of the Company’s independent registered public accountants. IF A PROXY IS PROPERLY EXECUTED AND RETURNED TO THE COMPANY VIA EITHER THE INTERNET, TELEPHONE OR MAIL IN TIME FOR THE ANNUAL MEETING AND IS NOT REVOKED PRIOR TO THE TIME IT IS EXERCISED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED THEREIN FOR THE MATTERS LISTED ON THE PROXY CARD. UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, “FOR” PROPOSALS 2 AND 4, AND FOR AN “EVERY YEAR” FREQUENCY FOR THE STOCKHOLDER VOTE IDENTIFIED IN PROPOSAL 3, AS SET FORTH ON THE REVERSE SIDE AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING. (Continued, and to be marked, dated and signed, on the other side)